EXHIBIT 5


                                 June 21, 1999

Checkers Drive-In Restaurants, Inc.
14255 49th Street North
Building I
Clearwater, Florida 33762

     Re:  REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

     You have requested my opinion in connection with the issuance by Checkers Drive-In Restaurant, Inc., a Delaware corporation ("Checkers"), of shares of the Checkers common stock, $0.001 par value per share (the "Shares"), in connection with the merger of Rally's Hamburgers, Inc., a Delaware corporation ("Rally's"), with and into Checkers (the "Merger"). The Shares are the subject of Checker's Registration Statement on Form S-4 (the "Registration Statement") to be filed by Checkers with the Securities and Exchange Commission on or about June 22, 1999.

     The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of January 28, 1999 (the "Merger Agreement"), by and between Checkers and Rally's. Each share of Rally's outstanding common stock, par value $.10 per share, at the effective time of the Merger will be converted into 1.99 shares of the Checkers common stock.

     The undersigned is Senior Vice President, General Counsel and Secretary of Checkers and Rally's. I have examined and relied upon copies, unless otherwise stated, of the following documents: (i) the Certificate of Incorporation and By-laws of Checkers, as amended to date; (ii) minutes and resolutions of the Checkers Board of Directors relating to the Merger, including without limitation, the authorization and issuance of the Shares; (iii) the Registation Statement (together with the Joint Proxy Statement/Prospectus forming a part thereof); and (iv) such other documents, instruments and agreements as I have deemed necessary or appropriate as a basis for the opinion set forth below.

     In rendering my opinion herein, I have assumed, with your permission: the genuineness and authenticity of all signatures on original documents submitted to me; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies or facsimiles; the continued accuracy of all certificates and other documents from public officials dated earlier than the date of this letter; the Registration Statement being declared

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Checkers Drive-In Restaurants, Inc.
June 21, 1999
Page 2


effective by the Securities and Exchange Commission; the issuance by any necessary regulatory agencies of appropriate permits, consents, approvals, authorizations and orders relating to the offering and sale of the Shares; the consummation of the Merger in accordance with the Merger Agreement and the offer and sale of the Shares being made in the manner set forth in the Registration Statement and pursuant to said permits, consents, approvals, authorizations and orders. In addition, I have made such legal and factual examinations and inquiries as I have deemed necessary or appropriate for purposes of this opinion.

     The opinions herein are limited to the General Corporation Law of the State of Delaware (based upon the latest unofficial compilation thereof available) and the federal laws of the United States. I express no opinion whatsoever with respect to the laws of any other jurisdiction and can assume no responsibility for the applicability or effect of any such laws.

     Based on and subject to the foregoing, it is my opinion that when issued the Shares will be validly issued, fully paid and non-assessable.

     The undersigned hereby consents to the filing of this opinion as an exhibit to, and the references to the undersigned contained in, the Registration Statement.


                                        Very truly yours,

                                        /s/ James T. Holder
                                        --------------------------
                                        James T. Holder